EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock and Incentive Plan of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of Illumina, Inc., included in its Annual Report (Form 10-K/A) for the year ended January 2, 2005, Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 4, 2005